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AmeriPath, Inc.

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FOR IMMEDIATE RELEASE

Contact:
Gregory A. Marsh	Michelle D. Getty
Vice President & CFO	Investor Relations
AmeriPath, Inc.	AmeriPath, Inc.
561-712-6211	561-712-6260
E-mail: invrel@ameripath.com

AMERIPATH, INC. ANNOUNCES 2002 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

Riviera Beach, FL, February 25, 2003 – AmeriPath, Inc. (Nasdaq:PATH), a leading national provider of cancer diagnostics, genomics, and related information services, reported its financial results for the quarter and year ended December 31, 2002. All reported earnings per share amounts are on a fully diluted basis.

Fourth Quarter Results, Excluding Special Charges

Net revenue for the fourth quarter increased 11.5% over the same period of the prior year, from $108.9 million to $121.4 million. Same store revenue excluding national lab business increased 10%, or $9.8 million, compared to the prior year, while acquisitions completed during 2001 and 2002 provided the remaining net revenue increase. Net income for the quarter was $9.8 million, a decrease of $1.7 million, or 14.8%, over 2001 net income of $11.5 million, excluding special charges. Earnings per share for the quarter decreased 17.9% from $0.39 to $0.32.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $21.7 million for the fourth quarter 2002, compared to $28.5 million for the comparable period in 2001. Negative impacts relative to the quarter included: a) a $4.9 million increase in malpractice insurance costs including a $4.0 million increase in incurred but not reported claims (IBNR); b) a $3.9 million increase in SG&A including an increase of $1.2 million in sales and information technology organizations and other major increases attributed to health and workers’ compensation insurances, legal and billing costs; c) a $2.1 million reduction in margin due to a loss of national laboratory business while we retained staff in anticipation of recapturing this volume. These cost increases were in part offset by a reduction to our bonus accrual of $3.6 million. A table attached to the end of this press release shows how we calculate EBITDA.

Full Year Results, Excluding Special Charges

Net revenue for the year ended December 31, 2002 was $478.8 million compared to $418.7 million for the year 2001, an increase of 14.4%. EBITDA, excluding special charges, was $105.1 million for the year ended December 31, 2002, compared to $105.2 million for the year ended December 31, 2001. We estimate pro forma EBITDA, assuming our 2002 acquisitions had been included in our results of operations since January 1, 2002, and other pro forma adjustments to be $110.2 million for the year ended December 31, 2002. Net income, excluding special charges, for the year ended December 31, 2002 was $49.9 million, or $1.60 per share, compared to $37.2 million, or $1.38 per share, for the year ended December 31, 2001. The fully diluted weighted average number of shares outstanding for the year ended December 31, 2002 was 31.1 million as compared to 27.0 million for 2001. Cash flow from operations, excluding non-recurring payments was $69.5 million. Days sales outstanding were 66 at December 31, 2002 compared to 68 days at December 31, 2001.

Fourth Quarter Special Charges

During the fourth quarter of 2002, the Company recorded a special charge of $2.8 million related to expenses in connection with the pending Welsh Carson transaction.

Results of Operations, Including Special Charges

Net income, including special charges, for the quarter ended December 31, 2002 was $7.1 million, or $0.23 per share, compared to $0.07 per share, for the quarter ended December 31, 2001. Net income, including special charges, for the year ended December 31, 2002, was $44.6 million, or $1.44 per share, compared to $0.86 per share in the prior year.

The Company, Welsh, Carson Anderson & Stowe and its financing sources are presently negotiating amended commitment letters, which will reflect among other things, a revised capital structure upon completion of the transaction.

CEO’s Perspective

“Operationally, the Company achieved many goals in the fourth quarter.” commented James C. New, Chairman and Chief Executive Officer. “We continued our double-digit same store growth, expanded both our sales and I.T. organizations, and exceeded our cash objectives. We remain focused on our business while completing financing arrangements and working towards completion of our pending merger transaction with Amy Acquisition Corp., an affiliate of Welsh, Carson, Anderson and Stowe.”

As previously announced, the Company will broadcast its fourth quarter and year-end financial results conference call on Tuesday, February 25, 2003, at 9:00 a.m. EST over the Internet. All stockholders and investors are encouraged to participate. This event is available through AmeriPath’s website, located at http://www.ameripath.com/. There is no charge to access the event.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR, performed pursuant to an agreement with Roche Molecular Systems, Inc.), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements — which are sometimes identified by words such as “may”, “should”, “believe’’, “expect’’, “anticipate’’, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections — are subject to a number of risks and uncertainties and completion of the Company’s audit for 2002, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include the possibility that the merger may not occur due to the failure of the parties to satisfy the conditions set forth therein, such as the inability of Welsh, Carson to obtain financing, the failure of AmeriPath to obtain stockholder approval or the occurrence of events that would have a material adverse effect on AmeriPath as described in the merger agreement. Additional risks and uncertainties relating to the Company’s operations include: the extent of success of the Company’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state health care regulation (and compliance); reimbursement rates under government and third- party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

.# # #

Editor’s Note: This release is also available at http://www.ameripath.com-

AmeriPath, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Including Special Charges				Excluding Special Charges

	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	December 31,		December 31,		December 31,		December 31,

	2002	2001	2002	2001	2002	2001	2002	2001

Net revenue	$121,446	$108,877	$478,818	$418,732	$121,446	$108,877	$478,818	$418,732

Operating costs and expenses:
Cost of services	64,098	51,359	238,573	200,102	64,098	51,359	238,573	200,102
Selling, general & admin. expense	22,326	18,381	84,868	71,856	22,326	18,381	84,868	71,856
Provision for doubtful accounts	15,297	12,464	58,170	48,287	15,297	12,464	58,170	48,287
Amortization expense	2,912	4,802	11,389	18,659	2,912	4,802	11,389	18,659
Merger-related charges	2,836	—	2,836	7,103	—	—	—	—
Asset impairment and related charges	—	3,809	2,753	3,809	—	—	—	—

Total operating costs and expenses	107,469	90,815	398,589	349,816	104,633	87,006	393,000	338,904

Income from operations	13,977	18,062	80,229	68,916	16,813	21,871	85,818	79,828
Write down of investment	—	—	(1,000)	—	—	—	—	—
Interest expense	(757)	(2,470)	(4,016)	(16,350)	(757)	(2,470)	(4,016)	(16,350)
Termination of interest rate swap agreement	—	(10,386)	—	(10,386)	—	—	—	—
Other income (expense), net	14	75	548	145	14	75	295	145

Income before income taxes and extraordinary loss	13,234	5,281	75,761	42,325	16,070	19,476	82,097	63,623
Provision for income taxes	6,170	2,220	31,120	18,008	6,292	8,015	32,223	26,429

Net income before extraordinary loss	7,064	3,061	44,641	24,317	9,778	11,461	49,874	37,194
Extraordinary loss, net of tax benefit	—	(965)	—	(965)	—	—	—	—

Net income	$7,064	$2,096	$44,641	$23,352	$9,778	$11,461	$49,874	$37,194

Diluted net income per common share	$0.23	$0.07	$1.44	$0.86	$0.32	$0.39	$1.60	$1.38

Weighted average common shares outstanding	31,029	29,678	31,081	27,049	31,029	29,678	31,081	27,049

AmeriPath, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	December 31,	December 31,
	2002	2001

Cash and cash equivalents	$964	$4,808
Restricted cash	8,453	—
Accounts receivable, net	90,886	81,595
Inventories	1,823	1,892
Other current assets	21,982	15,758

Total current assets	124,108	104,053
Property and equipment, net	26,126	24,118
Other assets	558,226	476,269

Total assets	$708,460	$604,440

Total current liabilities	$60,323	$47,233

Revolving loan	113,190	90,000
Subordinated notes and other debt	2,630	2,853
Other liabilities	1,547	2,690
Deferred taxes	79,444	62,474

Total long term liabilities	196,811	158,017

Total stockholders’ equity	451,326	399,190

Total liabilities and stockholders’ equity	$708,460	$604,440

AmeriPath, Inc.
Reconciliation of EBITDA, Excluding Special Charges
(unaudited)
(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net income	$7,064	$2,096	$44,641	$23,352
Add back: Interest	757	2,470	4,016	16,350
Taxes	6,170	2,220	31,120	18,008
Depreciation and amortization	4,845	6,603	18,992	25,260
Write down of investment	—	—	1,000	—
Extraordinary loss, net of tax	—	965	—	965
Termination of interest rate swap	—	10,386	—	10,386
Merger-related charges	2,836	—	2,836	7,103
Asset impairment and related charges	—	3,809	2,753	3,809
Gain of managed practice sale	—	—	(254)	—

EBITDA	$21,672	$28,549	$105,104	$105,233

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed merger transaction will be submitted to AmeriPath’s stockholders for their consideration. AmeriPath will file with the SEC a definitive proxy statement to be used to solicit its stockholders’ approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF AMERIPATH ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain a free copy of the proxy statement, as well as other filings containing information about AmeriPath, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to: Michelle D. Getty, Investor Relations, AmeriPath, Inc., Suite 200, 7289 Garden Road, Riviera Beach, FL 33404, or by telephone at 561-712-6260 or by e-mail to invrel@ameripath.com

PARTICIPANTS IN THE SOLICITATION

AmeriPath and its directors, executive officers and other members of their management and employees may be soliciting proxies from the AmeriPath stockholders in favor of the transaction. Information concerning persons who may be considered participants in the solicitation of AmeriPath’s stockholders under the rules of the Commission is set forth in public filings filed by AmeriPath with the Commission and will be set forth in the proxy statement when it is filed with the Commission.